Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of June 28, 2008

REVENUE
Gross Income			$222,181,206
Less Cost of Goods Sold			116,260,425
Ingredients, Packaging & Outside Purchasing	$68,726,191
Direct & Indirect Labor	36,104,507
Overhead & Production Administration	11,429,727
Gross Profit			105,920,781

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	49,226,995
Advertising and Marketing	2,156,764
Insurance (Property, Casualty, & Medical)	11,475,906
Payroll Taxes	4,251,018
Lease and Rent	2,960,325
Telephone and Utilities	981,660
Corporate Expense (Including Salaries)	7,070,800
Other Expenses	30,896,943	(i)
Total Operating Expenses			109,020,411
EBITDA			(3,099,630)
Restructuring & Reorganization Charges	132,439	(ii)
Depreciation and Amortization	4,647,017
Abandonment	19,026
Property & Equipment Impairment	-
Other( Income)/Expense	(791)
Gain/Loss Sale of Prop	-
Interest Expense	4,385,520
Operating Income (Loss)			(12,282,841)
Income Tax Expense (Benefit)	(26,819)
Net Income (Loss)			$(12,256,022)

CURRENT ASSETS
Accounts Receivable at end of period			$133,889,455
Increase (Decrease) in Accounts Receivable for period			(2,737,703)
Inventory at end of period			64,513,201
Increase (Decrease) in Inventory for period			2,675,964
Cash at end of period			20,099,165
Increase (Decrease) in Cash for period			(4,972,529)
Restricted Cash			21,051,821	(iii)
Increase (Decrease) in Restricted Cash for period			-

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			1,652,562
Increase (Decrease) Liabilities Subject to Compromise			(31,362)
Taxes payable:
Federal Payroll Taxes	$4,266,185
State/Local Payroll Taxes	2,080,788
State Sales Taxes	821,344
Real Estate and
Personal Property Taxes	7,274,553
Other (see attached supplemental schedule)	2,958,985
Total Taxes Payable			17,401,855

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
June 28, 2008

Description	Amount

Use Tax	$595,522
Accr. Franchise Tax	573,731
Other Taxes	1,789,732

Total Other Taxes Payable	$2,958,985

1st period
(i) Other Expenses included the following items:
Employee benefit costs	12,573,173
Facility costs (excluding lease expense)	689,883
Distribution/transportation costs	14,441,327
Local promotional costs	964,540
Miscellaneous	2,228,020
$30,896,943

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(1,425,268)
Other	113,077
Reorganization expenses
Professional fees	1,565,747
Interest expense	2,927
(Gain)/loss on sale of assets	(129,044)
Other	5,000
$132,439

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $0.8 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF JUNE 28, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended June 28, 2008 and balances of and period changes in certain of the Company’s accounts as of June 28, 2008, is preliminary, unaudited, and subject to adjustment prior to the filing of the Company’s fiscal 2009 First Quarterly Report on Form 10-Q with the Securities and Exchange Commission (SEC). This MOR should be read together and concurrently with the Company’s third quarter 2008 Form 10-Q that was filed with the Securities and Exchange Commission on April 17, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include  quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of June 28, 2008 the Company had borrowed $71.4 million under its $243.5 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of June 28, 2008 there were $131.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $41.0 million as of June 28, 2008.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financial statements included in its Form 10-Q for the third fiscal quarter of 2008 ended March 8, 2008 for additional information.)